Exhibit 3.1

SECOND AMENDED AND RESTATED
OPERATING AGREEMENT

OF

BLOOM HOLDCO LLC

a Delaware Limited Liability Company

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of Bloom Holdco LLC, a Delaware limited liability company (the “Company”) is effective as of May 11, 2023 (the “Effective Date”) and is entered into by and among the Company and the persons listed as members of the Company on the Company’s share register, as amended from time to time (the “Members”).

BACKGROUND AND BASIS FOR OPERATING AGREEMENT

A. WHEREAS, the Company was formed pursuant to the Articles of Organization filed with the Delaware Secretary of State on December 27, 2017;

B. WHEREAS, the founding Members (the “Founding Members”) entered into that certain operating agreement of the Company dated December 26, 2017 (the “Original Operating Agreement”);

C. WHEREAS, the Founding Members amended and restated the Original Operating Agreement pursuant to that certain First and Restated Operating Agreement dated April 1, 2019 (the “Prior Operating Agreement”);

D. WHEREAS, the Founding Members now desire to amend and restate the Prior Operating Agreement of the Company in its entirety in order to affect a 10-for-1 split of the outstanding Shares (as defined herein) and set forth the terms and conditions by which the Company will be governed as of the Effective Date; and

E. WHEREAS, it is the intent of the Founding Members that, as of the Effective Date, all of the parties listed on the Company’s share register (the “Register”) shall be admitted to the Company as Members in accordance with their respective membership interests and subject to the terms and conditions herein.

NOW, THEREFORE, in consideration of the foregoing recitals which are hereby incorporated as a part of this Agreement, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Founding Members hereby amend and restate the Prior Operating Agreement as follows:

Article I
ORGANIZATION

1.1. Formation and Qualification. The Founding Members have formed the Company under the Delaware Limited Liability Company Act (currently Chapter 18 of Title 6 of the Delaware Code) (the “Act”) by filing Articles of Organization with the Delaware Secretary of State.

1.2. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, including the Act (as amended from time to time) without regard to Delaware’s conflicts of laws principles. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that any provision of this Agreement is inconsistent with any provision of the Act, this Agreement shall govern to the extent permitted by the Act.

1.3. Name. The name of the Company shall continue to be “Bloom Holdco LLC.” The business of the Company may be conducted under that name or, in compliance with applicable laws, any other name that the Board (as defined herein below) deem appropriate or advisable. The Board, on behalf of the Company, shall file any certificates, articles, fictitious business name statements and the like, and any amendments and supplements thereto, as the Board considers appropriate or advisable.

1.4. Term. The term of the Company commenced on the filing of the Articles of Organization and shall be perpetual unless dissolved as provided in this Agreement.

1.5. Office and Agent. The principal office of the Company shall be at such place or places of business within or outside of the State of Delaware as the Company’s Board may determine. The Company shall continuously maintain a registered agent in the State of Delaware as required by the Act. The registered agent shall be as stated in the Certificate or as otherwise determined by the Board.

1.6. Purpose of Company. The purpose of the Company shall be to engage in any lawful business that may be engaged in by a limited liability company organized under the Delaware Act, as such business activities may be determined by the Board from time to time.

1.7. Powers of the Company. Subject to the limitations set forth in this Agreement, the Company will possess and may exercise all of the powers and privileges granted to it by the Act, by any other applicable Law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Company set forth in Section 1.6.

1.8. Maintenance of Separate Existence. The Company shall do all things necessary to maintain its limited liability company existence separate and apart from each Member and any Affiliate of any Member, including holding regular meetings of the Board and maintaining its books and records on a current basis separate from that of any Member of the Company or any other person, and shall not commingle the assets of the Company and its subsidiaries with those of any Member or any other person. In furtherance, and not in limitation, of the foregoing, the Company shall not:

i.	authorize or permit any Person other than the Board and/or the officers who have been appointed by the Board (each an “Officer” and collectively herein, the “Officers”), to act on its own behalf with respect to matters (other than matters customarily delegated to others under powers of attorney) for which a limited liability company’s members, managing members or managers would customarily be responsible;

ii.	fail to: (A) maintain or cause to be maintained by an agent under the Company’s control physical possession of all its books and records, (B) maintain capitalization adequate for the conduct of its business, (C) account for and manage all of its liabilities separately from those of any other Person, including payment by it of administrative expenses and taxes, other than income taxes, from its own assets, or (D) identify or cause to be identified separately all of its assets from those of any other Person;

iii.	commingle, or permit the commingling of, its funds with the funds of any Member or any Affiliate of any Member or use its funds for other than the Company’s uses; or

iv.	maintain, or permit the maintenance of, joint bank accounts or other depository accounts to which any Member or any Affiliate of any Member would have independent access, except in their capacity as Managers or Officers.

Article II
MEMBERSHIP SHARES AND VOTING

2.1. Members. The Members of the Company are identified in the Register attached hereto as Exhibit A (the “Register”). The Register shall be updated from time to time as required to maintain the accuracy of the information therein by the Company’s General Counsel or such other Officer as the Board may appoint.

2.2. Classification of Membership Interests. The limited liability company interests shall be denominated in shares. The Company shall have two classes of shares: (i) voting shares (each a “Voting Share”) and (ii) nonvoting shares (each a “Nonvoting Share” and collectively with the Voting Shares, the “Shares”). Members may hold both Voting Shares (“Voting Members”) and Nonvoting Shares (“Nonvoting Members”). Factional Shares may be issued.

2.3. Management by Voting Members. The Voting Members shall appoint the Board and make such other decisions on behalf of the Company which are not otherwise delegated to the Board or the Officers of the Company. Each Voting Member shall vote in proportion to their respective percentage of Voting Shares in the Company. Members who hold both Voting Shares and Nonvoting Shares may only vote those Shares which are classified as Voting Shares. Notwithstanding the foregoing, with respect to decisions regarding (i) the appointment and removal of members of the Board (each a “Manager”), (ii) the number of Managers on the Board, and (iii) the scope of the Board’s decision making authority ((i) – (iii) each a “Board Decision”), all such Board Decisions shall require an affirmative vote of at least sixty-six percent (66%) of the Voting Members.

2.4. Nonvoting Members. The Nonvoting Members shall have no right to vote or otherwise participate in the management of the Company. Except as otherwise set forth in a delegation of authority, written job description or similar instrument approved by a majority in interest of the Board, no Nonvoting Member shall take any action on behalf of, or in the name of, the Company, or enter into any contract, agreement, commitment or obligation binding upon the Company, or perform any act in any way relating to the Company or the Company’s assets.

2.5. Voting. Except as otherwise provided for in this Agreement, a delegation of authority or other instrument approved by a majority in interest of the Voting Members, no Voting Member acting individually, in his/her capacity as a Member or Manager, shall have any power or authority to sign for, bind or act on behalf of the Company in any way, to pledge the Company’s credit, or to render the Company liable for any purpose.

2.6. Liability of Members. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

2.7. New Members. Upon the approval of a majority in interest of the Voting Members, the Board may issue additional Voting Shares or Nonvoting Shares and thereby admit a new Member or Members, as the case may be, to the Company, provided such new Member: (i) is approved by a majority in interest of the Voting Members; (ii) agrees in writing to be bound by the terms of this Agreement by becoming a party hereto as demonstrated by the Member’s execution of the Company’s Register and (iii) delivers such additional documentation as the Board shall reasonably require to so admit such new Member to the Company.

2.8. Meetings of Voting Members; Action by the Voting Members. An annual meeting of the Voting Members shall be held at such time on such day as shall be fixed by the Voting Members. The purpose of the meeting shall be the transaction of Company business which shall arise prior to the meeting. Voting Members may attend the annual meeting and participate in decisions by remote participation. Notwithstanding the foregoing, any action that may be taken at a meeting of the Voting Members may be taken without a meeting by written consent in accordance with the Act. Meetings of the Voting Members, for any purpose or purposes, may be called at any time by a majority in interest of the Voting Members. The Voting Members may designate any place as the place of meeting for any meeting of the Voting Members. If no designation is made, the place of meeting shall be the principal place of business of the Company.

i.	Notice of Meetings. In the event that a meeting of the Voting Members is called, written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than five (5) nor more than sixty (60) business days before the date of the meeting unless otherwise provided, either personally or by mail, by or at the direction of the Voting Members calling the meeting, to each Voting Member. Notice of a meeting need not be given to any Voting Member who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting the lack of notice to such Voting Member prior thereto or at its commencement.

ii.	Record Date. For the purpose of determining Voting Members entitled to notice of or to vote at any meeting of Voting Members or any adjournment thereof, the date on which notice of the meeting is provided shall be the record date for such determination of the Voting Members. When a determination of Voting Members has been made as provided in this Section, such determination shall apply to any adjournment thereof.

iii.	Quorum. Members holding at least sixty-six percent (66%) of the Voting Shares in the Company represented in person, by telephonic participation, or by proxy, shall constitute a quorum at any meeting of Voting Members. In the absence of a quorum at any such meeting, a majority of the Voting Members so represented may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice. However, if the adjournment is for more than sixty (60) days, or if after the adjournment a new record date is fixed for another meeting, a notice of the adjourned meeting shall be given to each Voting Member. Provided a minimum of a majority in interests of the Voting Members continue to be present at a duly organized meeting, the remaining Voting Members may continue to transact business (only as previously provided on the agenda and excluding Board Decisions) until adjournment, notwithstanding the withdrawal during such meeting of that number of Voting Members whose absence would cause less than a quorum.

iv.	Voting. Except with respect to Board Decisions, a majority in interests of the Voting Members shall be the act of the Voting Members, unless the vote of a lesser or greater proportion or number is otherwise required by the Act, by the Certificate or by this Agreement.

Unless the context requires otherwise, in this Agreement, the terms “Member” or “Members,” without the qualifiers “Voting” or “Nonvoting,” refer to the Voting and Nonvoting Members collectively; and the terms “Manager” or “Managers” refers to the duly appointed members of the Board regardless of whether of such person(s) holds Voting or Nonvoting Shares.

Article III
MANAGEMENT OF COMPANY

3.1. Board of Managers. The Board shall initially consist of four (4) Managers but may be increased or decreased (but not to a number less than three (3)) as set forth in Section 2.3 herein above. For the avoidance of doubt, Mangers are not required to be Members of the Company.

Subject to the provisions of applicable law or any limitations in the Act and as provided herein, the business and affairs of the Company shall be managed and all powers shall be exercised by or under the direction of the Board; provided that no individual Manager shall have the authority, solely by virtue of such position, to bind the Company unless authorized to do so by the Board and such action shall have been approved in accordance with the terms of this Agreement.

Except as specifically set forth in this Agreement, the Voting Members hereby delegate all power and authority to manage the business and affairs of the Company to the Board. The Board, in turn, hereby delegates the management of the day-to-day operation of the business of the Company to the Officers; provided that the business and affairs of the Company shall be managed and all powers shall be exercised under the ultimate direction of the Board.

3.2. Reimbursement of Expenses. The Managers will receive from the Company reimbursement for all reasonable out-of-pocket expenses in accordance with the expense reimbursement policy adopted by the Board from time to time.

3.3. Meetings of the Board of Managers; Action by the Board. The Board shall meet at such times and from time to time as the Managers of the Board may designate (but not less than biannually), upon reasonable notice (which notice requirement may be waived by a majority of the Managers) to consult with, advise and direct the Officers with respect to, among other things:

i.	the strategy and direction of the Company;

ii.	operating policies and procedures;

iii.	the budget or any revised budget and any deviations from any approved budget;

iv.	adopting or changing any accounting policy or tax policy of the Company (except as may be required by applicable laws, regulations, generally accepted accounting principles or self-regulatory authorities);

v.	adopting, approving or amending any business plans for the Company;

vi.	the appointment, termination or removal of any Officers of the Company;

vii.	setting the annual compensation or determining the bonuses of Officers;

viii.	the redemption or repurchase of any Shares;

ix.	the sale, pledge, assignment or other transfer or encumbrance or issuance of any Shares;

x.	except as otherwise expressly provided herein, the incurrence of any indebtedness by the Company (other than payables owed to vendors that will be paid within thirty (30) days of the incurrence of such indebtedness or the receipt of an invoice for such amounts, as applicable) (or any amendment thereto);

xi.	the consummation of other financing activities or any amendment thereto;

xii.	the sale of any assets of the Company other than (A) in the ordinary course of business or (B) with a fair market value of less than, individually or in the aggregate, $5,000;

xiii.	the sale, pledge or other transfer or encumbrance of any interests in the Company;

xiv.	the entry into (A) any material amendment of any material agreement to which the Company is a party that relates to acquisition, maintenance, servicing or sale of the Company’s principal assets (with materiality to be determined by the Board);

xv.	the acquisition of any assets not in the ordinary course of business with a purchase price, individually or in the aggregate, in excess of $5,000;

xvi.	instituting, discontinuing or settling any litigation, arbitration or other legal proceeding;

xvii.	filing (or consenting to the entry of) any petition under the U.S. bankruptcy code on behalf of the Company, entering into any liquidation, bankruptcy, assignment for the benefit of creditors with respect to the Company or commencing (or consenting to the commencement of) any conservatorship, moratorium, receivership, insolvency, rearrangement, reorganization or similar proceeding with respect to the Company or any Subsidiary;

xviii.	taking any of the actions specified in clauses (i) through (xviii) with respect to any Subsidiary of the Company; and

xix.	such other matters as the Board may in its discretion deem appropriate.

At all meetings of the Board, three (3) of the four (4) Managers shall be required for the transaction of business. Unless otherwise expressly stated in this Agreement, the approval of the Board will be deemed to be occasioned by the affirmative vote of three (3) of the four (4) Managers at a meeting; provided that any Manager that has recused (or is required hereunder to recuse) himself or herself from a vote shall not be considered a member of the Board for purposes of determining whether the required number of Managers provided their affirmative vote or consent. Any resolutions of or actions taken by the Board in accordance with this Agreement shall be binding and the Officers shall be bound to act in accordance with any such resolutions or actions. For the avoidance of doubt, actions by the Board under this Section 3.3 shall not eliminate any requirement for consent or approval by the Voting Members to the extent such approval or consent is required under this Agreement or the Act. Managers may participate in a meeting of the Board by means of telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other or by any other means permitted by law. Such participation will constitute presence in person at such meeting.

Any action required or permitted to be taken or authorized at a meeting of the Board may be taken or authorized without a meeting if, prior or subsequent to the action, a consent or consents thereto is signed by each Manager and is filed with the records of the Company and delivered to all of the Managers prior to becoming effective.

3.4. Resignation. A Manager may resign at any time by giving written notice to the Board. The resignation of a Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

3.5. Removal. The Managers may be removed at any time by the affirmative vote or consent of the Voting Members as set forth in Section 2.3 above.

3.6. Vacancies. If a Manager ceases to be a Manager for any reason, a successor Manager shall be appointed by the Members as set forth in Section 2.3 above.

3.7. Manager Has No Exclusive Duty to Company. No Manager shall be required to manage the Company as his or her sole and exclusive function, and may have other business interests and, except as otherwise expressly set forth herein or in any employment agreement between a Manager and the Company or an Affiliate thereof, if applicable, may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Managers or their Affiliates or to the income or proceeds derived therefrom.

3.8. Waiver of Fiduciary Duties. To the fullest extent permitted by applicable law, this Agreement is not intended to, and does not, create or impose any fiduciary duties on the Board or any Manager or Member. Further, to the fullest extent permitted by applicable law or equity, the Members and the Company hereby waive any and all fiduciary duties that, absent such waiver, may be implied by law or in equity, and in doing so, recognize, acknowledge and agree that their duties and obligations to one another and to the Company, and the duties and obligations of the Managers, are only as expressly set forth in this Agreement. ACCORDINGLY, WITH THE INTENT THAT THIS AGREEMENT AND THE CONTRACTUAL OBLIGATIONS SET FORTH HEREIN SERVE AS THE SOLE BASIS OF ESTABLISHING THE GOVERNANCE OBLIGATIONS OF THE MANAGERS AND THE MEMBERS, THE PARTIES AGREE THAT, TO THE FULLEST EXTENT PERMITTED BY THE DELAWARE ACT, (I) FIDUCIARY DUTIES OF THE MANAGERS AND THE MEMBERS (SUCH AS THE DUTY OF CARE, DUTY OF LOYALTY AND THE DUTY OF CANDOR) ARE HEREBY ELIMINATED, (II) IMPLIED COVENANTS AND OTHER STANDARDS OF CONDUCT THAT ARE NOT EXPRESSLY PROVIDED IN THIS AGREEMENT WILL NOT APPLY AND ARE HEREBY WAIVED, AND (III) DEFAULT FIDUCIARY DUTIES WILL NOT BE READ INTO THIS AGREEMENT OR OTHERWISE APPLY. The burden of proof to establish that any provision of this Agreement has been breached will be borne by the Person alleging such breach, and such burden of proof will not be shifted even in the context of a transaction between the Company or its Affiliates, on the one hand, and any Manager, any officer of the Company or any of their respective Affiliates, on the other hand. The Board shall not be obligated to devote any particular amount of time or other resources to the Company in connection with their management thereof.

3.9. Appointment of Officers. The day-to-day management of the business and affairs of the Company shall be vested in one or more other Officers. The Board shall appoint such other Officers of the Company as the Board shall deem necessary and appropriate.

3.10. Tenure and Duties of Officers. Except as otherwise expressly stated herein to the contrary or as otherwise limited in Employment Agreements, and subject to the discretion of the Board, all decisions by the Officers with respect to the day-to-day management of the Company shall be binding on the Company. Each Officer shall carry out his/her fiduciary obligations to the Company to the extent required by applicable law, subject to the provisions and any limitations in their Employment Agreements. Any Officer may be removed, at any time, by a majority of the Board in its sole discretion. Election of an additional Officer or an Officer to fill a vacancy, if any, shall be by the affirmative vote of a majority of the Board. Each Officer shall hold office at the pleasure of the Board and until his or her successor shall have been duly appointed and qualified, unless sooner removed.

Article IV
DISTRIBUTIONS

4.1. Distributions of Funds From Operations. Subject to applicable law and any limitations elsewhere in this Agreement, the Board shall determine the amount and timing of all distributions of cash from operations of the Company (collectively, “Funds from Operations”). The decision as to whether to make distributions shall be within the sole discretion of the Board. All such distributions shall be made only to the Members who, according to the books and records of the Company, are the holders of record on the actual date of the distribution. The Board shall distribute Funds from Operations to the Members as follows:

(i)	First, to the Voting Members pro rata with their Membership Interests until such time as their collective cumulative return from both Funds from Operations and Funds from Capital Transactions (as defined herein below) is equal to Four Million and no/100 Dollars ($4,000,000.00);

(ii)	Then, to all Members, pro rata in proportion to their respective vested Membership Interests.

4.2. Distributions of Funds From Capital Transactions. Subject to applicable law and any limitations contained elsewhere in this Agreement, or in any award, grant or similar agreement in connection with the issuance of Membership Interests or Shares (as the case may be), and subject to the Board’s discretion to retain any other amount necessary to satisfy the Company’s and/or its Subsidiaries’ obligations, the Board shall distribute Funds From Capital Transactions to the Members in the same manner as provided in Section 4.1.

4.3. Withholding. The Company is authorized to deduct or withhold from distributions to the Members and to pay over to any federal, state, local or foreign governmental authority any amounts which it reasonably determines may be required to be so deducted or withheld pursuant to the Code or any provisions of any Applicable Law. All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any distribution to any Member (including any interest, penalties and expenses incurred in respect thereof) shall be treated as amounts distributed to such Member pursuant to this Article for all purposes under this Agreement and shall reduce the amount otherwise distributable to such Member. If the Company intends to deduct or withhold from a distribution otherwise payable to any Member, it shall use reasonable efforts to notify such Member of its intention to deduct or withhold and shall reasonably cooperate with such Member to reduce or eliminate such deduction or withholding.

Article V
TRANSFER OF SHARES

5.1. Resignation of Membership. A Member may voluntarily resign his/her/its membership by providing written notice to the Board (the “Resignation Notice”). Within thirty (30) days of their receipt of the Resignation Notice, the Board may, but is not required to, provide the resigning Member with written notice of the Company’s election to purchase the resigning Member’s Shares at fair market value (adjusted for profits and losses) in four (4) equal annual installments (the “Election Notice”), with the first installment being due sixty (60) days after the date of the Election Notice. Fair market value may be determined informally and in reasonable good faith by the Board. In the absence of agreement as to fair market value, the Board shall hire an appraiser to determine fair market value. The cost of any appraisal shall be deducted from the fair market value to which the resigning Member is entitled. Except as otherwise agreed to by the remaining Voting Members pursuant to Section 2.3 above, the resignation of a Member shall automatically result in such Member’s resignation as Manager irrespective of whether the Company repurchases such resigning Member’s Shares.

5.2. Death of a Member. Upon the death of a Member, the Board may, but is not required to, provide the Member’s estate or beneficiary or beneficiaries, as the case may be, with written notice of the Company’s election to purchase the deceased Member’s Shares at the fair market value, adjusted for profits and losses to the date of death. Fair market value may be determined informally and in reasonable good faith by the Board. In the absence of an agreement as to fair market value, the Board shall hire an appraiser to determine fair market value. The cost of any appraisal shall be deducted from the fair market value to which the deceased Member’s estate or beneficiary or beneficiaries is or are entitled. Upon such election, the Company shall purchase the deceased Member’s Shares over a one-year (1 year) period, in four (4) equal installments, with the first installment being due sixty (60) days after the Member’s date of death. The Member’s estate or beneficiary or beneficiaries, shall have no right to become a Voting Member or to participate in the management of the business and affairs of the Company as a Voting Member or manager, and shall only have the rights of an assignee and be entitled only to receive the share of profits and the return of capital to which the deceased Member would otherwise have been entitled.

5.3. Involuntary Transfer of an Interest. A creditor’s charging order or lien on a Voting Member’s Shares, bankruptcy of a Voting Member, or other involuntary transfer of Voting Member’s Shares, shall constitute a material breach of this Agreement by such Voting Member. The creditor, transferee or other claimant, shall only have the rights of an assignee, and shall have no right to become a Voting Member, or to participate in the management of the business and affairs of the Company as a Member or Manager under any circumstances, and shall be entitled only to receive the share of profits and the return of capital, to which the Voting Member would otherwise have been entitled. The Company may, but is not obligated to, elect, by written notice that is provided to the creditor, transferee or other claimant, at any time, to purchase all or any part of the Shares that are the subject of the creditor’s charging order, lien, bankruptcy, or other involuntary transfer, at a price that is equal to one-half (1/2) of the book value of such Shares, adjusted for profits and losses to the date of purchase.

(d) Restrictions on Transfer. Except as otherwise provided in this Article or upon the consent of a majority of the remaining Voting Members, voting in accordance with Section 2.3 above, no Voting Member shall sell, hypothecate, pledge, assign or otherwise transfer, with or without consideration, any part or all of his/her/its Shares in the Company to any other person or entity.

Article VI
ACCOUNTING, RECORDS AND REPORTING

6.1. Books and Records. The Company shall maintain complete and accurate accounts in proper books of all transactions of or on behalf of the Company and shall enter or cause to be entered therein a full and accurate account of all transactions on behalf of the Company. The Company’s books and accounting records shall be kept in accordance with such accounting principles (which shall be consistently applied throughout each accounting period) as the Board may determine to be convenient and advisable. The Company shall maintain at the location designated by the Board all of the following: (i) a current list of the full name and last known business or residence address of each Member, (ii) the number of Voting and Nonvoting Shares of each Member, (iii) a copy of the Company’s Certificate of Formation together with any amendments thereto, (iv) copies of the Company’s federal, state and local income tax or information returns and reports, if any, for the six most recent taxable years and (v) a copy of this Agreement and any and all amendments hereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed.

6.2. Inspection of Books and Records. Each Member has the right, on reasonable request for purposes reasonably related to the interest of the person as a Member or a Manager, to: (a) inspect and copy during normal business hours any of the Company’s records described in Section 6.1 and (b) obtain from the Company promptly after their becoming available a copy of the Company’s federal, state and local income tax or information returns for each Fiscal Year.

6.3. Accountings. As soon as is reasonably practicable after the close of each Fiscal Year, the Board shall make or cause to be made a full and accurate accounting of the affairs of the Company as of the close of that Fiscal Year and shall prepare or cause to be prepared a balance sheet as of the end of such Fiscal Year, a profit and loss statement for that Fiscal Year, and any other statements and information necessary for a complete and fair presentation of the financial condition of the Company, all of which the Managers shall furnish to each Member.

6.4. Filings. The Board, at Company expense, shall cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities. The Board, at Company expense, shall also cause to be prepared and timely filed with appropriate federal and state regulatory and administrative bodies amendments to, or restatements of, the Certificate and all reports required to be filed by the Company with those entities under the Act or other then current applicable laws, rules, and regulations.

6.5. Bank Accounts. The Company shall maintain its funds in one or more separate bank accounts in the name of the Company and shall not permit the funds of the Company to be co- mingled in any fashion with the funds of any other person.

6.6. Tax Status. The Company filed an election on Internal Revenue Service Form 8832 to elect to be treated as a corporation for U.S. federal income tax purposes. Each Member and the Company shall (i) file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment and (ii) not take any action inconsistent with such treatment.

Article VII
DISSOLUTION AND WINDING UP

7.1. Dissolution. The Company shall be dissolved, its assets shall be disposed of, and its affairs wound up on the first to occur of: the entry of a decree of judicial dissolution pursuant to the Act; or the approval of a majority in interest of the Voting Members.

7.2. Winding Up. On the occurrence of an event specified in Section 7.1, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors. The Board shall be responsible for overseeing the winding up and liquidation of Company, shall take full account of the assets and liabilities of Company, shall cause such assets to be sold or distributed, and shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed as provided in Section 9.4. The Board shall give written notice of the commencement of winding up by mail to all known creditors and claimants whose addresses appear on the records of the Company. The Board shall be entitled to reasonable compensation for such services.

7.3. Distributions in Kind. The Board shall have the authority, in its sole discretion, to sell the Company’s noncash assets and properties or distribute them to the Members in kind. The fair market value of any such asset shall be determined by the Board, or if any Voting Member objects, by an independent appraiser (and any such appraiser must be recognized as an expert in valuing the type of asset involved) selected by the Board.

7.4. Order of Payment of Liabilities on Dissolution. After a determination that all known debts and liabilities of the Company in the process of winding up, including, without limitation, debts and liabilities to Members who are creditors of the Company, have been paid or adequately provided for, the remaining assets shall be distributed to the Members in accordance with the provisions of Article IV.

7.5. Adequacy of Payment. The payment of a debt or liability, whether the whereabouts of the creditor is known or unknown, shall have been adequately provided for if payment thereof shall have been assumed or guaranteed in good faith by one or more financially responsible Persons or by the United States government or any agency thereof, and the provision, including the financial responsibility of the Person, was determined in good faith and with reasonable care by the Board to be adequate at the time of any distribution of the assets pursuant to this Section. This Section shall not prescribe the exclusive means of making adequate provision for debts and liabilities.

7.6. Limitations on Payments Made in Dissolution. Except as otherwise specifically provided in this Agreement, each Member shall only be entitled to look solely to the assets of the Company for distributions and shall have no recourse for such Member’s distributions (on dissolution or otherwise) against any other Member.

7.7. Certificate of Cancellation. The Managers of the Board conducting the winding up of the affairs of the Company shall cause to be filed in the office of, and on a form prescribed by the Delaware Secretary of State, a certificate of cancellation of the Certificate on the completion of the winding up of the affairs of the Company.

Article VIII
EXCULPATION AND INDEMNIFICATION

8.1. Exculpation and Indemnification of Managers. To the fullest extent permitted by law, a Manager shall have no liability to the Company or to any Member for any loss suffered by the Company or such Member that arises out of any action or inaction of the Manager if the Manager, in good faith, determined that such course of conduct did not constitute willful misconduct or fraud of the Manager or a material breach of this Agreement by the Manager that is not cured within 30 days of written notice thereof. To the fullest extent permitted by law, the Company shall indemnify, hold harmless and defend each of the Managers against any liability, costs, damages and expenses (including, without limitation, reasonable legal and other professional fees and expenses as the same are incurred) by reason of (x) such Person’s status as a Manager or (y) any act performed by such Person in good faith or any act in good faith not performed by such Person, in either case related to the Company or its business or operations, but not including such Person’s willful misconduct, fraud or a material breach of this Agreement by the Manager that is not cured within 30 days of written notice thereof.

8.2. Exculpation and Indemnification of Members. To the fullest extent permitted by law, a Member shall have no liability to the Company or to any other Member for any loss suffered by the Company or such other Member that arises out of any action or inaction of the Member related to the Company or its business or operations if such course of conduct did not constitute willful misconduct or fraud of the Member or a material breach of this Agreement by the Member that is not cured within 30 days of written notice thereof. To the fullest extent permitted by law, the Company shall indemnify, hold harmless and defend each of the Members against any liability, costs, damages and expenses (including, without limitation, reasonable legal and other professional fees and expenses as the same are incurred) by reason of (i) such Person’s status as a Member, or (ii) any act performed by such Person in good faith or any act in good faith not performed by such Person, in either case related to the Company or its business or operations, including without limitation in such Members’ capacity as an officer, employee or agent of the Company, if applicable, but not including such Person’s willful misconduct, fraud or a material breach of this Agreement by the Member that is not cured within 30 days of written notice thereof.

8.3. Payment of Expenses and Conduct of Defense. Expenses (including court costs and attorneys’ fees) incurred in defending any proceeding shall be paid by the Company in advance of the final disposition of such proceeding upon receipt of a written undertaking by or on behalf of the Manager or the Member to repay such amount, if and to the extent it shall ultimately be determined by a final decision of a court of competent jurisdiction (that is not subject to appeal or as to which the time for appeal has expired) that the Manager or Member is not entitled to be indemnified by the Company pursuant to this Section. The Company shall have the right to control or conduct the defense of any proceeding as to which the Company is required to advance expenses under this Section.

8.4. Indemnification of Officers, Employees and Agents. The Managers may provide for the Company to indemnify any Person who serves as an officer, employee or agent of the Company against liabilities, costs, damages and expenses incurred in connection with the Person’s performance of services for the Company on such terms as the Managers may designate.

8.5. Insurance. The Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a Member, Manager or an agent of the Company against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as a Member, Manager or an agent of the Company, whether or not the Company would have the power to indemnify such person against such liability under Section 8.1 or 8.2 or under applicable law.

8.6. Continuation of Indemnity. The indemnification and advancement of expenses provided by this Section shall continue as to any Person who has ceased to be a Manager or a Member, and shall inure to the benefit of the heirs, executors, administrators, and successors of Persons who themselves would have been entitled to seek indemnification under this Section.

8.7. Amendments. This Article VIII may be amended only with prospective effect.

Article IX
DISPUTE RESOLUTION

9.1. Disputes Among Members. The Members agree that in the event of any dispute or disagreement solely between or among any of them arising out of, relating to or in connection with this Agreement or the Company or its organization, formation, business or management (“Member Dispute”), the Members shall use their best efforts to resolve any dispute arising out of or in connection with this Agreement by good-faith negotiation and mutual agreement. The Members shall meet at a mutually convenient time and place to attempt to resolve any such dispute. However, in the event that the Members are unable to resolve any Member Dispute, such parties shall first attempt to settle such dispute through a non-binding mediation proceeding. In the event any party to such mediation proceeding is not satisfied with the results thereof, then any unresolved disputes shall be finally settled in accordance with an arbitration proceeding. In no event shall the results of any mediation proceeding be admissible in any arbitration or judicial proceeding.

9.2. Mediation. Mediation proceedings shall be conducted in accordance with the Commercial Mediation Rules of the American Arbitration Association (the “AAA”) in effect on the date the notice of mediation was served, other than as specifically modified herein, and shall be non-binding on the parties thereto. Any Member may commence a mediation proceeding by serving written notice thereof to the Board, by mail or otherwise, designating the issue(s) to be mediated and the specific provisions of this Agreement under which such issue(s) and dispute arose. The initiating party shall simultaneously file two copies of the notice with the AAA, along with a copy of this Agreement. A Member may withdraw from the Member Dispute by signing an agreement to be bound by the results of the mediation, to the extent the mediation results are accepted by the other Members as provided herein. A Member who withdraws shall have no further right to participate in the Member Dispute. The Members shall select one neutral third party AAA mediator (the “Mediator”) with expertise in the area that is in dispute. If a Mediator has not been selected within five (5) business days thereafter, then a Mediator shall be selected by the AAA in accordance with the Commercial Mediation Rules of the AAA.

The Mediator shall schedule sessions, as necessary, for the presentation by all Members of their respective positions, which, at the option of the Mediator, may be heard by the Mediator jointly or in private, without any other Members present. The mediation proceeding shall be held in the city that is the Company’s principal place of business or such other place as agreed by the Mediator and the Board. The Members may submit to the Mediator, no later than ten (10) business days prior to the first scheduled session, a brief memorandum in support of their position.

The Mediator shall make written recommendations for settlement in respect of the dispute, including apportionment of the mediator’s fee, within ten (10) business days of the last scheduled session. If any Member involved is not satisfied with the recommendation for settlement, he/she/it may commence an arbitration proceeding in accordance with Section 9.3 below.

9.3. Arbitration. Arbitration proceedings shall be conducted under the Rules of Commercial Arbitration of the AAA (the “Rules”). A Member may withdraw from the Member Dispute by signing an agreement to be bound by the results of the arbitration. A Member who withdraws shall have no further right to participate in the Member Dispute.

The arbitration panel shall consist of one (1) arbitrator. The Members shall select one neutral third party AAA arbitrator (the “Arbitrator”) with expertise in the area that is in dispute. If an Arbitrator has not been selected within five (5) business days thereafter, then an Arbitrator shall be selected by the AAA in accordance with the Commercial Arbitration Rules of the AAA. The arbitration proceeding shall be held in the city that is the Company’s principal place of business or such other place as agreed by the Arbitrator and the Board. Any arbitrator who is selected shall disclose promptly to the AAA and to both parties any financial or personal interest the Arbitrator may have in the result of the arbitration and/or any other prior or current relationship, or expected or discussed future relationship, with the Members or their representatives. The Arbitrator shall promptly conduct proceedings to resolve the dispute in question pursuant to the then existing Rules. To the extent any provisions of the Rules conflict with any provision of this Section, the provisions of this Section shall control.

In any final award and/or order, the Arbitrator shall apportion all the costs (other than attorney’s fees which shall be borne by the party incurring such fees) incurred in conducting the arbitration in accordance with what the arbitrator deems just and equitable under the circumstances.

The decision of the Arbitrator shall be in written form and state the reasons upon which it is based. The statutory, case law and common law of the State of Delaware shall govern in interpreting the respective rights, obligations and liabilities arising out of or related to the transactions provided for or contemplated by this Agreement, including without limitation, the validity, construction and performance of all or any portion of this Agreement, and the applicable remedy for any liability established thereunder, and the amount or method of computation of damages which may be awarded, but such governing law shall not include the law pertaining to conflicts or choice of laws of Delaware; provided however, that should the parties refer a dispute arising out of or in connection with an ancillary agreement or an agreement between some or all of the Members which specifically references this Article, then the statutory, case law and common law of the State whose law governs such agreement (except the law pertaining to conflicts or choice of law) shall govern in interpreting the respective rights, obligations and liabilities of the parties arising out of or related to the transactions provided for or contemplated by such agreement, including, without limitation, the validity, construction and performance of all or any portion of such agreement, and the applicable remedy for any liability established thereunder, and the amount or method of computation of damages which may be awarded.

Any action or proceeding subsequent to any Award rendered by the Arbitrator in the Member Dispute, including, but not limited to, any action to confirm, vacate, modify, challenge or enforce the Arbitrator’s decision or award shall be filed in a court of competent jurisdiction in the same county where the arbitration of the Member Dispute was conducted, and Delaware law shall apply in any such subsequent action or proceeding.

Article X
MISCELLANEOUS

10.1. Notices. Except as otherwise expressly provided herein, any notice, consent, authorization or other communication to be given hereunder shall be in writing and shall be deemed duly given and received when delivered personally, when transmitted by facsimile if receipt is acknowledged by the addressee, one (1) business day after being deposited for next- day delivery with a nationally recognized overnight delivery service, or three (3) business days after being mailed by first class mail, charges and postage prepaid, properly addressed to the party to receive such notice at the address set forth in the Company’s records.

10.2. Severability. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held to be invalid or unenforceable, shall not be affected thereby.

10.3. Binding Effect. Subject to Article VII, this Agreement shall bind and inure to the benefit of the parties and their respective successors.

10.4. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.5. Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior or contemporaneous written or oral negotiations, correspondence, understandings and agreements between or among the parties, regarding the subject matter hereof.

10.6. Further Assurances. Each Member shall provide such further information with respect to the Member as the Company may reasonably request, and shall execute such other and further certificates, instruments and other documents, as may be necessary and proper to implement, complete and perfect the transactions contemplated by this Agreement.

10.7. Headings; Gender; Number; References. The headings of the Sections hereof are solely for convenience of reference and are not part of this Agreement. As used herein, each gender includes each other gender, the singular includes the plural and vice versa, as the context may require. All references to Sections and subsections are intended to refer to Sections and subsections of this Agreement, except as otherwise indicated.

10.8. Parties in Interest. Except as expressly provided in the Act, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any Persons other than the Members and their respective successors nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

10.9. Amendments. All amendments to this Agreement shall be in writing and signed by all of the Members required to approve such amendment to the agreement at the time of the amendment.

10.10. Attorneys’ Fees. In any dispute between or among the Company and one or more of the Members, including, but not limited to, any Member Dispute, the prevailing party or parties in such dispute shall be entitled to recover from the non-prevailing party or parties all reasonable fees, costs and expenses including, without limitation, attorneys’ fees, costs and expenses, all of which shall be deemed to have accrued on the commencement of such action, proceeding or arbitration. Attorneys’ fees shall include, without limitation, fees incurred in any post-award or post-judgment motions or proceedings, contempt proceedings, garnishment, levy, and debtor and third party examinations, discovery, and bankruptcy litigation, and prevailing party shall mean the party that is determined in the arbitration, action or proceeding to have prevailed or who prevails by dismissal, default or otherwise.

10.11. Remedies Cumulative. Subject to Article IX, remedies under this Agreement are cumulative and shall not exclude any other remedies to which any Member may be lawfully entitled.

10.12. Jurisdiction and Venue/Equitable Remedies. The Company and each Member hereby expressly agree that if, under any circumstances, any dispute or controversy arising out of or relating to or in any way connected with this Agreement shall, notwithstanding Article IX, be the subject of any court action at law or in equity, such action shall be filed exclusively in the courts of the State of Delaware or of the United States of America located in Kent county. Each Member agrees not to commence any action, suit or other proceeding arising from, relating to, or in connection with this Agreement except in such a court and each Member irrevocably and unconditionally consents and submits to the personal and exclusive jurisdiction of such courts for the purposes of litigating any such action, and hereby grants jurisdiction to such courts and to any appellate courts having jurisdiction over appeals from such courts or review of such proceedings. Because the breach of the provisions of this Section would cause irreparable harm and significant injury to the Company and the other Members, which would be difficult to ascertain and which may not be compensable by damages alone, each Member agrees that the Company and the other Members will have the right to enforce the provisions of this Section by injunction, specific performance or other equitable relief in addition to any and all other remedies available to such party or parties without showing or proving any actual damage to such parties. Members will be entitled to recover all reasonable costs and expenses, including but not limited to all reasonable attorneys’ fees, expert and consultants’ fees, incurred in connection with the enforcement of this Section.

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IN WITNESS WHEREOF, this Amended and Restated Limited Liability Company Operating Agreement has been duly executed by or on behalf of the parties hereto as of the date first above written.

MEMBERS

By:	/s/ Alain Meier
Name:	Alain Meier

By:	/s/ John Backus
Name:	John Backus

By:
Name:	Jesse Leimgruber

By:	/s/ Ryan Faber
Name:	Ryan Faber

SHARE REGISTER

NAME	NUMBER OF VOTING SHARES	NUMBER OF NONVOTING SHARES	VESTED PERCENTAGE OF VOTING SHARES (9,000 Shares)	VESTED PERCENTAGE OF TOTAL SHARES (10,000 Shares)	SIGNATURE OF SHAREHOLDERS
Ryan Faber	2,700	0	30%	27.0%	By: /s/ Ryan Faber Name: Ryan Faber Address: Date:
Alain Meier	2,250	0	25%	22.5%	By: /s/ Alain Meier Name: Alain Meier Address: Date:
Jesse Leimgruber	2,250	0	25%	22.5%	By: Name: Jesse Leimgruber Address: Date:
John Backus	1,800	0	20%	18%	By: /s/ John Backus Name: John Backus Address: Date:
Reserved for Equity Plan	0	1,000	0%	0%